Exhibit 10.1

DEFINIUM THERAPEUTICS, INC.

AMENDMENT NO. 1 TO THE 2025 Equity Incentive PLAN

WHEREAS, Definium Therapeutics, Inc. (the “Company”) maintains the Definium Therapeutics, Inc., 2025 Equity Incentive Plan, effective as of June 12, 2025 (as may be amended and restated from time to time, the “Plan”);

WHEREAS, pursuant to Section 5.3 of the Plan, the Board of Directors of the Company (the “Board”) may amend the Plan at any time; provided that, the effectiveness of any amendment to the Plan will be contingent on the approval of such amendment by the Company’s shareholders to the extent provided by the Board or required by Applicable Laws (including the rules of any Stock Exchange on which the Common Shares are listed (“Shareholder Approval”) subject to certain exceptions;

WHEREAS, the Board has determined that it is advisable and in the best interests of the Company and its shareholders to increase the number of Common Shares available for issuance under the Plan by 5,000,000 Common Shares (the “Share Increase”);

WHEREAS, pursuant to Section 5.3 of the Plan, in order to effect the Share Increase, Shareholder Approval must be obtained;

WHEREAS, the Board desires to amend the Plan to provide for the Share Increase as set forth in this amendment to the Plan (this “Amendment”), effective upon receipt of the Shareholder Approval; and

WHEREAS, capitalized terms used in this Amendment but not defined herein shall have the meaning given to them in the Plan.

NOW, THEREFORE, the Board hereby amends the Plan, effective upon receipt of the Shareholder Approval, as follows:

1.
Section 4.1 of the Plan is deleted and replaced in its entirety with the following:

4.1 Number of Common Shares Available for Awards.

Subject to such additional Common Shares as will be available for issuance under the Plan pursuant to Section 4.2, and subject to adjustment pursuant to Section 16, the maximum number of Common Shares available for issuance under the Plan will be equal to 9,500,000 Common Shares plus any Common Shares that would otherwise have become available for grant under the Prior Plans after March 14, 2025 as a result of the termination or forfeiture of awards under the Prior Plans. Such Common Shares may be authorized and unissued Common Shares as may be determined from time to time by the Board or by the Committee. Any of the Common Shares available for issuance under the Plan may be used for any type of Award under the Plan, and any or all of the Common Shares available for issuance under the Plan will be available for issuance pursuant to Incentive Stock Options.

2.
Except as specifically provided in and modified by this Amendment, the Plan is in all other respects hereby ratified and confirmed and references to the Plan shall be deemed to refer to the Plan as modified by this Amendment, effective upon receipt of the Shareholder Approval.

Effective Date: June 11, 2026